Exhibit 99.1

MRV Announces First Quarter Fiscal Year 2010 Financial Results

Reports Net Income of $3.6 Million/ $0.02 per share

CHATSWORTH, CA — May 10, 2010 — MRV COMMUNICATIONS, INC. (Pink Sheets: MRVC), today announced financial results for its first quarter ended March 31, 2010.

“I am pleased to announce that we continued to make operational improvements across all of our operating segments, gross margin improved for the fourth consecutive quarter and we achieved profitability for the second consecutive quarter,” commented Noam Lotan, chief executive officer of MRV.”

“We believe we are well positioned in the market and we see initial signs that our markets are improving, yet our environment remains challenging and competitive. It is a pivotal time for MRV as we execute upon our strategy and focus on innovation, technology leadership and profitability,” said Lotan.

Consolidated Results

Revenue for the first quarter was $109.1 million, compared with revenue of $124.4 million in the preceding quarter and $103.6 million in the first quarter of the prior year. The sequential decline in revenue is due primarily to normal seasonality.

Gross margin continued to improve both sequentially and year-over-year. First quarter 2010 gross margin was 36 percent, compared with 33 percent in the prior quarter and 20 percent reported in the first quarter of 2009.

The company reported net income from continuing operations attributed to MRV stockholders of $3.6 million in the first quarter of 2010, or $0.02 per diluted share, which included share-based compensation charges of $0.4 million, and depreciation and amortization of $2.4 million. This compares with net income from continuing operations attributable to MRV of $24.7 million, or $0.16 per share in the prior quarter. The prior quarter net income included share-based compensation charges of $0.6 million, depreciation and amortization of $3.1 million, and $24.0 million in income from one-time items including a gain of $20.5 million attributed to a settlement agreement, which decreased the potential deferred consideration related to the acquisition of Fiberxon, Inc., and a gain on the sale of our investment in Dune Networks, Inc. of $3.5 million. Net loss from continuing operations attributed to MRV stockholders was $15.4 million, or $0.10 per share, in the first quarter of 2009, which included share-based compensation charges of $0.6 million, and depreciation and amortization of $2.5 million.

Operating Segment Results

The Network Equipment group reported revenue of $30.0 million, compared with $29.7 million in the prior quarter and $24.9 million in the first quarter of 2009.

The Network Integration group reported revenue of $32.7 million, compared with $41.2 million in the fourth quarter of fiscal 2010, and $33.1 million in the first quarter of fiscal 2009.

The Optical Components group, consisting primarily of Source Photonics, Inc., reported revenue of $49.5 million in the first quarter 2010, compared with $56.6 million in the prior quarter and $48.1 million in the first quarter of 2009.

Conference Call

MRV will host a conference call to discuss its first quarter financial results today at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). For parties in the United States and Canada, call 877-941-8418 to access the conference call.  International parties can access the call at 480-629-9809. MRV will offer its live audio broadcast of the conference call, along with the financial presentation, on the MRV Investor website at http://ir.mrv.com. For replay information, please visit the MRV Investor website.

Forward-Looking Statements

This press release contains statements regarding future financial and operating results of MRV, management’s assessment of business trends, specifically MRV’s position to take advantage of improvements in its markets and management’s expectations regarding an economic recovery and the impact of such a recovery on its market, and other statements about management’s future expectations, beliefs, goals, plans or prospects and those of the market segments in which MRV is engaged that are based on management’s current expectations, estimates, forecasts and projections about MRV and its consolidated businesses and the respective market segments in which MRV’s businesses operate, in addition to management’s assumptions. Statements in this press release regarding MRV’s future financial and operating results, which are not statements of historical facts, constitute forward- looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Words such as “expects,” “anticipates,” “envisions,” “estimates,” “targets,” “intends,” “plans,” “believes,” “seeks,” “should,” “could”, “forecasts,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance or that the events anticipated will occur or that expected conditions will remain the same or improve.  These statements involve certain risks, uncertainties and assumptions, the likelihood of which are difficult to assess and may not occur, including risks that each of its business segments may not make the expected progress in its respective market, or that management’s long term strategy may not achieve the expected results. Other risks and uncertainties relate to delayed lead times in receiving components and delivery times to customers due to short-term capacity constraints, potential changes in relationships with MRV’s customers and suppliers and their financial condition, MRV’s success in developing, introducing and shipping product enhancements and new products, increased competition in our market segments, market acceptance of new products, continued market acceptance of existing products and continued success in selling the products of other companies, product price discounts, the timing and amount of significant orders from customers, obsolete inventory or product returns, warranty and other claims on products, the continued ability of MRV to protect its intellectual property rights and avoid onerous licensing fees, changes in product mix, maturing product life cycles, implementation of operating cost structures that align with revenue growth, political instability in areas of the world in which MRV operates, currency fluctuations, changes in accounting rules, general economic conditions, changes in economic conditions specific to our market segments, risks of manufacturing and maintaining intellectual property rights in Asia, maintenance of our inventory and production backlog, and litigation related to MRV’s historical stock option granting practices, its acquisition of Fiberxon, Inc. and patent infringement claims by others.  Therefore, actual outcomes, performance and results may differ from what is expressed or forecast in such forward-looking statements, and such differences may vary materially from current expectations.

For further information regarding risks and uncertainties associated with MRV’s businesses, please refer to the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and “Risk Factors” sections of MRV’s SEC filings, including, but not limited to, its annual report on Form 10-K/A for the year ended December 31, 2009, and its quarterly report on Form 10-Q for the period ended March 31, 2010, copies of which may be obtained by contacting MRV’s investor relations department or at MRV’s website at www.mrv.com or from the SEC’s EDGAR website at www.sec.gov.

All information in this release is as of May 10, 2010.  MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV’s expectations.

About MRV Communications, Inc.

MRV Communications, Inc. is a leading networking company with a full line of packet-optical transport (“POTS”), carrier Ethernet, 40G and out-of-band networking equipment, services and optical components for high-speed carrier and enterprise networks and specialized aerospace, defense and other communications networks. MRV’s networking business provides equipment for commercial customers, governments and telecommunications service providers. MRV markets and sells its products worldwide, with operations in Europe that provide network system design, integration and distribution. The company’s optical components business which provides optical communications components for access and Fiber-to-the-Premises applications operates under the Source Photonics brand. For more information about MRV and its products, please call (818) 773-0900 or visit www.mrv.com and www.sourcephotonics.com.

Investor Relations	The Blueshirt Group for MRV
MRV Communications, Inc.	Maria Riley
Investor Relations	(415) 217-2631
(818) 886-MRVC (6782)	maria@blueshirtgroup.com
ir@mrv.com

MRV Communications, Inc.

Statements of Operations

(In thousands, except per share data)

	Three Months Ended
	Mar 31,	Mar 31,
	2010	2009
	(Unaudited)
Revenue	$109,075	$103,600
Cost of goods sold	69,457	83,021
Gross profit	39,618	20,579
Gross margin	36%	20%

Operating costs and expenses:
Product development and engineering	9,728	9,145
Selling, general and administrative	23,224	25,410
Amortization of intangibles	564	564
Total operating expenses	33,516	35,119
Operating income (loss)	6,102	(14,540)

Interest expense	(654)	(851)
Other income, net	593	2,396
Income (loss) from continuing operations before taxes	6,041	(12,995)
Provision for income taxes	1,699	1,867
Net income (loss) of continuing operations	4,342	(14,862)

Income from discontinued operations, net of income taxes	—	71

Net income (loss)	4,342	(14,791)
Less:
Net income from continuing operations attributable to noncontrolling interests	720	549
Net loss from discontinued operations attributable to noncontrolling interests	—	(2)
Net income (loss) attributable to MRV	$3,622	$(15,338)

Net income (loss) from continuing operations attributable to MRV	$3,622	$(15,411)
Net income from discontinued operations attributable to MRV	—	73

Net income (loss) per share - basic:
From continuing operations:	$0.02	$(0.10)
From discontinued operations:	—	0.00
Net income (loss) per share - basic	$0.02	$(0.10)

Net income (loss) per share - diluted:
From continuing operations:	$0.02	$(0.10)
From discontinued operations:	—	0.00
Net income (loss) per share - diluted	$0.02	$(0.10)

Weighted average number of shares:
Basic	157,629	157,447
Diluted	158,031	157,447

MRV Communications, Inc.

Balance Sheets

(In thousands)

	March 31,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$44,567	$55,909
Short-term marketable securities	33,461	17,879
Restricted time deposits	18,763	18,680
Accounts receivable, net	104,134	103,247
Inventories	70,641	61,803
Deferred income taxes	3,617	3,217
Other current assets	21,908	35,492
Current assets from discontinued operations held for sale	—	42,705
Total current assets	297,091	338,932
Property and equipment, net	24,851	23,723
Goodwill	25,086	25,707
Intangibles, net	6,739	7,303
Deferred income taxes, net of current portion	—	185
Other assets	4,913	4,969
Total assets	$358,680	$400,819

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$63,381	$60,552
Accrued liabilities	32,684	36,003
Short-term debt	52,823	66,088
Deferred consideration payable	5,401	8,012
Deferred revenue	16,277	14,048
Other current liabilities	5,509	4,615
Current liabilities from discontinued operations held for sale	—	27,109
Total current liabilities	176,075	216,427
Other long-term liabilities	7,114	7,322
Commitments and contingencies
Total MRV stockholders’ equity	169,565	170,351
Noncontrolling interests	5,926	6,719
Total Equity	175,491	177,070
Total liabilities and stockholders’ equity	$358,680	$400,819